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                                                                   EXHIBIT 23.4

              CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 10, 2000, with respect to the financial statements of SpecialtyMD.com Corporation included in the Registration Statement (Form S-1) and the related Prospectus of Ventro Corporation for the registration of Convertible Subordinated Notes due in 2007 with the principal amount of $300,000,000 and the registration of shares of common stock issuable upon conversion.


                                                          /s/ Ernst & Young LLP

Palo Alto, California
March 5, 2000